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                                                                   Exhibit 23.15

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Tele-Communications, Inc.:

We consent to the inclusion in the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report, dated June 21, 1999, relating to the combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of September 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment, and cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                                       /s/ KPMG LLP

Denver, Colorado
January 21, 2000